EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT (as of December 31, 2023)

Name of Subsidiary	Subsidiary State of Incorporation or Organization
P10 Holdings, Inc.	DE
P10 Intermediate Holdings LLC	DE
P10 Advisors, LLC	DE
P10 RCP Holdco, LLC	DE
RCP Advisors 2, LLC	DE
RCP Advisors 3, LLC	DE
Five Points Capital, Inc.	DE
TrueBridge Capital Partners LLC	DE
Enhanced Capital Group, LLC	DE
Trident ECG Holdings, Inc.	DE
Trident ECP Holdings Inc.	DE
Enhanced Capital Holdings, Inc.	DE
Enhanced Capital Partners, LLC	DE
Hark Capital Advisors LLC	DE
Bonaccord Capital Advisors LLC	DE
Westech Investment Advisors LLC	DE